Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Announces Preliminary Results for Fiscal Fourth Quarter and Full Year 2014

AUSTIN, Texas – November 6, 2014 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, today announced preliminary estimated financial results for the fiscal fourth quarter and full year ended October 31, 2014. Crossroads expects total revenue, gross profit, total operating expenses and loss from operations will be in the following ranges:

	Three Months Ended			Year Ended
	October 31,	July 31,	October 31,	October 31,
	2014	2014	2013	2014	2013
	Preliminary	Actual	Actual	Preliminary	Actual
		(in millions)
Total revenue	$2.5-$2.6	$2.1	$3.6	$11.0-$11.1	$12.6

Gross profit	$1.9-$2.1	$1.7	$2.8	$8.8-$9.0	$9.5

Total operating expenses	$3.7-$3.9	$3.4	$4.9	$14.4-$14.6	$22.1

Loss from Operations	$(1.7)-$(1.9)	$(1.7)	$(2.1)	$(5.7)-$(5.9)	$(12.6)

We expect to report $2.5-$2.6 million in total revenue in the quarter ending October 31, 2014, as compared to $2.1 million for the quarter ended July 31, 2014. The principal factor in our expected quarterly revenue increase is the increase in expected StrongBox unit sales revenue over the prior quarter. For the fourth quarter, we expect to report StrongBox revenue of approximately $1.0 million, an increase of approximately $0.7 million in StrongBox sales from the quarter ended July 31, 2014, and our highest quarterly StrongBox revenue amount to date. We expect total revenue to reflect a decrease from the $3.6 million reported for the three months ended October 31, 2013, due to a reduction in revenue received from our OEM SPHiNX product as HP transitions the product to their own platform. Year over year, we expect to report decreased revenue due to the decrease in OEM SPHiNX revenue.

We expect to report gross profit of $1.9-$2.1 million for the three months ended October 31, 2014, reflecting an increase over the $1.7 million in gross profit reported in the three months ended July 31, 2014, due to the increase of $0.6 million in StrongBox sales. We expect to report gross profit lower than the $2.8 million reported for the quarter ended October 31, 2013, due to the reduction in revenue received from our OEM SPHiNX product as HP transitions the product to their own platform. Year over year, we expect to report decreased gross profit due to the decrease in OEM SPHiNX revenue.

We expect to report total operating expenses of $3.7-$3.9 million for the quarter ended October 31, 2014, reflecting an increase over the $3.4 million in operating expenses we reported for the three months ended July 31, 2014, due to increased intellectual property (IP) litigation and additional year-end expenses. We expect to report total operating expenses reflecting a decrease from the $4.9 million we reported for the three months ended October 31, 2013, primarily due to our reduction in force in October 2013. Headcount went from 82 in September 2013 to 48 in October 2014. Year over year, we expect to report decreased operating expenses due to the Company’s decreased headcount and related expenses.

We expect to report a loss from operations of $(1.7)-$(1.9) million for the three months ended October 31, 2014, reflecting an increased loss as compared to the $(1.7) million loss reported for the three months ended July 31, 2014, due to increased IP litigation and additional year-end expenses. We expect to report a decreased loss from operations from that reported in the three months ended October 31, 2013 due to reduced expenses from our October 2013 reduction in force. Year over year, we expect to report decreased loss from operations due to the Company’s decreased headcount and related expenses.

Richard K. Coleman, Jr., President and CEO at Crossroads Systems said, “Preliminary StrongBox revenue was $1,025,000 in the fourth quarter, our highest quarterly StrongBox revenue to date, representing a $651,000 or a 174% increase over StrongBox revenue from the prior quarter ended July 31, 2014. We believe much of this estimated increase was driven by StrongBox’s evolution from an archive only appliance to a network-attached storage solution, completed in July 2014.”

The preliminary information disclosed in this press release is the responsibility of Crossroads’ management, reflects management’s estimates based solely upon information available to Crossroads as of the date hereof and is not a comprehensive statement of Crossroads’ financial results for the three months ended October 31, 2014. Our independent registered public accounting firm has not completed its review of our financial results for the three months ended October 31, 2014. Crossroads has provided ranges for the preliminary estimated financial results described above that are subject to the completion of Crossroads’ quarter-end financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results become available. The information presented above should not be considered a substitute for Crossroads’ fully audited financial statements for the three months and year ended October 31, 2014 once they become available.

The ranges for the preliminary estimated financial results described above constitute forward-looking statements. Actual results may vary materially from the information contained in these forward-looking statements based on a number of factors. During the course of the preparation of the respective financial statements and related notes, we, or our independent registered public accounting firm may identify additional items that would require material adjustments to be made to the preliminary estimated unaudited financial results presented above. We cannot assure you that these estimates will be realized, and estimates are subject to risks and uncertainties. Accordingly, you should not place undue reliance upon these preliminary estimates.

Additional Information

Crossroads anticipates providing a full report on the financial results for the fiscal fourth quarter and full year ended October 31, 2014 and conducting a conference call with investors on December 9, 2014. The conference call, dial-in and webcast access information will be distributed via press release.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. Forward-looking statements include, but are not limited to, statements about our estimated fourth quarter results, the review of such results by our independent registered public accounting firm and final adjustments to such results. For a detailed discussion of risks faced by Crossroads, investors should review Crossroads’ filings with the Securities and Exchange Commission, which can be accessed through the SEC’s website at www.sec.gov. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads undertakes no duty to update this information to reflect future events, information or circumstances.

©2014 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.